EXHIBIT 99.1

This is a joint press release by Liberty Global plc and Ziggo N.V., pursuant to Section 7, paragraph 1 of the Decree on Public Takeover Bids (Besluit openbare biedingen Wft) in connection with the intended public offer by a wholly-owned subsidiary of Liberty Global plc for all the issued and outstanding ordinary shares in the capital of Ziggo N.V. not yet owned by Liberty Global plc and its affiliates. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Ziggo N.V. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Australia, Canada or Japan.

Status Update for Liberty Global's Intended Offer for Ziggo In Accordance with Dutch Regulatory Requirements

Denver, Colorado and Utrecht, the Netherlands – February 24, 2014
On January 27, 2014, Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Ziggo N.V. (“Ziggo”) (NYSE Euronext Amsterdam: ZIGGO NA) announced an agreement with respect to an intended public offer (the “Offer”) by a subsidiary of Liberty Global for all Ziggo issued and outstanding ordinary shares not owned by Liberty Global for a combination of Liberty Global ordinary shares and cash as more fully described in the announcement.

Pursuant to Section 7, paragraph 1 sub a of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft) requiring a public announcement within four weeks following the announcement of an intended public offer to provide a status update, Liberty Global and Ziggo provide the following joint update.

Liberty Global and Ziggo confirm that the companies are making good progress on the preparations for the Offer. Liberty Global expects to submit a request for review and approval of the Offer Memorandum to the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, "AFM") shortly but in any event by April 21, 2014, which is the date by which under Dutch law a request for approval must be submitted to the AFM.

Additional Information and Where to Find it
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global. In connection with the proposed acquisition of Ziggo, Liberty Global will file a Registration Statement on Form S-4 with the SEC regarding the transaction. SHAREHOLDERS OF ZIGGO AND OTHER INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE OFFER MEMORANDUM (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Ziggo shareholders will be able to obtain a free copy of the registration statement and the offer memorandum, as well as other filings containing information about Liberty Global, without charge, at the SEC's Internet site (http://www.sec.gov) and www.libertyglobal.com. Copies of the registration statement and the offer memorandum and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the transaction, including certain milestones and intentions related thereto, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approvals, the ability to finance the transaction, including the completion of the debt financing, as well as other factors detailed from time to time in Liberty Global’s filings with the SEC including Liberty Global’s most recently filed Form 10-K and in Ziggo’s most recently published interim and annual reports (available at www.ziggo.com/en/investors/). These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at December 31, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

About Ziggo
Ziggo is a Dutch provider of entertainment, information and communication through television, internet and telephony services. The company serves around 2.8 million households, with 1.9 million internet subscribers, almost 2.3 million subscribers for digital television and 1.6 million telephony subscribers. Business-to-business subscribers use services such as data communication, telephony, television and internet. The company owns a next-generation network capable of providing the bandwidth required for all future services currently foreseen. More information on Ziggo can be found on: www.ziggo.com. For more information please contact:

Investor Relations:		Corporate Communications:
Wouter van de Putte	+31 (0) 88 717 1799	Martijn Jonker	+31 (0) 88 717 2419
Casper Bos	+31 (0) 88 717 4619

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